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                                                                    Exhibit 11.1

                        Entex Information Services, Inc.

                       Computation of Earnings Per Share
               (In thousands except share and per share amounts)


                                                                      Three Months Ended                   Six Months Ended
                                                                December 28,      December,29,      December 28,       December 29,
                                                                    1997              1996              1997               1996
Weighted average common shares outstanding for the period         32,399,060        32,323,112        32,399,060         32,323,112

Common equivalent shares from stock options
     and warrants using the treasury stock method                  1,328,665                --         1,328,665                 --
                                                                -------------------------------------------------------------------
Weighted average common shares outstanding for the period
     and diluted potential common share arrangements              33,727,725        32,323,112        33,727,725         32,323,112

Net income(loss)                                                       8,453            (3,982)           13,153             (9,790)

Basic earnings per share                                        $       0.26      $      (0.12)     $       0.41       $      (0.30)
                                                                ============      ============      ============       ============
Diluted earnings per share                                      $       0.25      $      (0.12)     $       0.39       $      (0.30)
                                                                ============      ============      ============       ============